Exhibit 10.37

LICENSE AND DISTRIBUTION AGREEMENT

This License and Distribution Agreement (“Agreement”) is entered into as of the 19th day of March, 2013, by and between (i) Bolloré S.A., an entity organized under the laws of France (“Bolloré”), and (ii) North Atlantic Operating Company, a Delaware corporation (“NAOC”).

Recitals:

A.           Whereas, Bolloré is the owner of certain trademark rights in the U.S in the designation ZIG-ZAG and certain related word and design marks (“Bolloré’s ZIG-ZAG Marks”) for use in connection with non-tobacco products used for rolling cigarettes, such as cigarette papers, cigarette paper booklets, filter tubes, injector machines and filter tips. For purposes of this Agreement, the products for which Bolloré has rights are referred to herein as the “Paper Products.”

B.           Whereas, pursuant to a separate agreement between the parties, NAOC is the exclusive distributor in the U.S. for Bolloré’s ZIG-ZAG Marks for the Paper Products pursuant to an amended and restated distribution and license agreement among the parties dated as of November 30, 1992, as amended from time to time (the “Paper Products Agreement”).

C.           Whereas, NAOC is the owner of certain trademark rights in the U.S. in the designation ZIG-ZAG and certain related design and word marks (“NAOC’s ZIG-ZAG Marks”) for use in connection with products made with tobacco, including without limitation cigarettes and cigars. For purposes of this Agreement, the products for which NAOC has rights in NAOC’s ZIG-ZAG Marks are referred to herein as the “Tobacco Products.”

D.           Whereas, neither party currently uses the designation ZIG-ZAG in connection with electronic cigarettes or related accessories for electronic cigarettes, including without limitation rechargeable kits, nicotine cartridges, tobacco vaporizers, and disposables (the “ECIG Products”), and NAOC acknowledges that Bolloré owns all rights to use of the ZIG-ZAG Marks in connection with the ECIG Products and that Bolloré has pending for US federal registration a certain trademark application for ZIG-ZAG for such ECIG Products, and the parties desire to enter into this Agreement for the purpose of granting to NAOC rights in Bolloré’s ZIG-ZAG Marks as the licensee and distributor for the ECIG Products in the U.S. and its territories and possessions (the “Territory”)

Agreement:

Now, therefore, the parties hereby agree as follows:

1.           Grant of License and Distribution Rights Bolloré hereby grants to NAOC the exclusive right and license to use Bolloré’s ZIG-ZAG Marks in connection with the ECIG Products in the Territory. Bolloré agrees that it will not authorize others to directly or indirectly promote, sell, or market ZIG-ZAG ECIG Products in the Territory. Bolloré agrees that it will not directly or indirectly sell or market ZIG-ZAG ECIG Products to customers or potential customers located in the Territory other than NAOC and except as expressly otherwise provided in this agreement. The term of this agreement shall be co-existence with the distribution rights granted to NAOC by Bolloré in the Paper Products Agreement (“Term”), unless terminated earlier in accordance with the terms hereof.

2.          Royalty Fee In consideration of the exclusive license and distribution rights in the Territory, during the Term, NAOC shall pay Bolloré a royalty fee in the amount of three percent (3%) of its purchase price for the ECIG Products (net of any imbedded taxes or other government fees, e.g., excise taxes or FDA Fees). The royalty fee shall be payable quarterly within thirty (30) days after the end of each calendar quarter. NAOC shall provide sales and inventory reports in accordance with the custom of the parties with respect to such reports provided by NAOC for the Paper Products NAOC distributes in the U.S under the Paper Products Agreement, but in no event less than quarterly (together with payment of the royalty due for such quarter) or as otherwise may be reasonably requested by Bolloré from time to time.

3.          Other ECIG Products. Nothing herein shall preclude NAOC from manufacturing, distributing or selling its own brands of ECIG Products (i.e., other than ZIG-ZAG) without payment of any royalty and without other obligation hereunder.; provided that in no event shall any other brand of ECIG Product be sold by NAOC in conjunction with or advertised in a manner that utilizes the ZIG-ZAG name or ZIG-ZAG Marks.

4.          Sourcing. NAOC shall be solely responsible for the sourcing of the ECIG Products in its discretion, and as between NAOC and Bolloré, NAOC shall be solely responsible for any liability issues associated with the ECIG Products. NAOC shall, however, advise Bolloré of the sources of the ECIG Products and Bolloré shall have the right to monitor the production of the ECIG Products in accordance with the custom of the parties under the Paper Products Agreement.

5.          Trademark Registration. The parties acknowledge that Bolloré owns the ZIG-ZAG Marks as they relate to ECIG Products, and has applied for US federal trademark registration of ZIG-ZAG for the ECIG Products. Bolloré agrees to seek trademark registration for and maintain registrations of Bolloré’s ZIG-ZAG Marks in connection with ECIG Products in the U.S. during the Term as it may reasonably determine appropriate, and NAOC agrees to cooperate therewith.

6.          Regulation. NAOC shall be solely responsible for regulatory obligations relating to the ECIG Products in the Territory.

7.          Quality Standards. Due to the long-standing relationship between Bolloré and NAOC, NAOC is intimately familiar with Bolloré’s quality standards for products sold under Bolloré’s ZIG-ZAG Marks. NAOC agrees that ECIG Products shall be of a quality consistent with the quality standards of other products sold under Bolloré’s ZIG-ZAG Marks. Bolloré shall have the right to approve any prototype of the ECIG Products, and any material modifications to such products, before the ECIG Products, or any modified version of such products, are sold to customers, and to request samples of the ECIG Products, from time to time, to assure that the quality standards continue to be consistent with any such prototype and other products sold under Bolloré’s ZIG-ZAG Marks. If Bolloré’s inspection of such samples reveals material deficiencies in the quality of the ECIG Products, NAOC will use commercially reasonable efforts to expeditiously rectify such deficiencies.

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8.          Marketing Materials. NAOC shall develop all marketing materials in its discretion, subject to the approval of Bolloré in accordance with the custom between the parties in connection with the Paper Products distributed by NAOC under the Paper Products Agreement.

9.          Representations and Warranties The parties represent and warrant to each other that neither party is a party to any agreement or understanding which would conflict with this Agreement.

10.        Trademark Infringements. NAOC agrees to monitor, on Bolloré’s behalf, the ECIG ZIG-ZAG brand and to notify Bolloré of any infringements or potential infringements of the Bolloré ZIG-ZAG Marks. Nothing shall affect Bolloré’s Bolloré right to also monitor use of the Bolloré ZIG-ZAG Marks. Bolloré will have the final right to determine what course of action, if any, to take with regard to potential infringements, but will consult with NAOC in good faith with regard to that determination.

11.       Confidentiality The parties acknowledge and agree that all confidential information of the other is confidential and proprietary. Each party agrees not to use any of such confidential information during the term of this Agreement and for a period of two years thereafter for any purpose other than as permitted or required for performance of this Agreement, provided, there shall be a continuing obligation to keep confidential all trade secrets. Each party further agrees not to disclose or provide any of such confidential information to any third party and to take all necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants during the term hereof and for a period five years thereafter.

12.        Termination. This Agreement shall terminate immediately and be of no continuing force or effect upon termination of the Paper Products Agreement for any reason, and may be terminated earlier by Bolloré upon written notice in the event of (i) a failure to timely pay any amount due hereunder or (ii) any material violation by NAOC of other terms of this Agreement, if such failure or violation is not cured within thirty (30) days after notification thereof in writing by Bolloré or, upon written notice by Bolloré, in the event NAOC ceases the use of the ZIG-ZAG Marks on ECIG Products for a continuous period of eighteen (18) months. Notwithstanding the foregoing, non-use for such period which is the result of regulatory action or inaction with respect to pending approvals of the U.S. Food and Drug Administration (FDA) or similar regulatory body which prevents the sale of the ECIG Products shall not be grounds for termination.

13.        Indemnification. NAOC agrees to indemnify, defend and hold Bolloré and any of its successors, assigns, affiliates, distributors, directors, officers, agents, and employees, harmless from any claims, demands, lawsuits, causes of action, losses or damages arising out of the manufacture, sale, promotion or distribution of the ECIG Products by or on behalf of NAOC, including without limitation, compliance with laws, third party claims of infringement, product liability and the like.

14.        Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING BUSINESS INTERRUPTION, LOSS OF FUTURE REVENUE, PROFITS OR INCOME OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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15.          Miscellaneous.

15.1          Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by the parties hereto.

15.2           Arbitration. In the event of any breach, dispute, claim, or disagreement arising from or relating to this Agreement, the parties shall resolve the matter through arbitration in accordance with the arbitration provision in the Paper Products Agreement, which shall apply to this Agreement as if fully stated herein.

15.3           Assignment; Binding Effect. Each party’s right to assign, transfer or convey any of its rights or interest under this Agreement, or delegate any of its duties or obligations under this Agreement shall be in accordance with the rights of assignment, transfer, conveyance or delegation as set forth in the Paper Products Agreement, which shall apply to this Agreement as if fully stated herein. This Agreement shall be binding upon and shall inure to the benefit of each party’s permitted successors and assigns.

15.4          Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of New York, without regarding to its conflicts of law principles.

15.5           Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties (a) on the date of personal delivery or transmission by facsimile transmission, (b) on the date of delivery by a nationally recognized overnight courier service, or (c) or the third business day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, person or entity as any party may designate by notice to the others in accordance herewith:

If to Bolloré:	Bolloré
Attention: Claude PARISOT _31/32 quai de Dion Bouton 92800.Puteaux FRANCE

If to NAOC:	North Atlantic Operating Company
Attention: James Dobbins
5201 Interchange Way -
Louisville, Kentucky 40229

15.6           Relationship. In performance of the services hereunder, NAOC shall be an independent contractor and shall not be considered an employee, agent, or part of, or joint venture with, Bolloré or its affiliates, and nothing herein shall be construed to cause or create any such relationship. NAOC shall have no authority regarding the conduct or management of Bolloré, its business or affairs, and shall have no power to bind or commit Bolloré legally in any matter whatsoever.

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15.7           Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the law or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or enforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

15.8           Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation consents to register ZIG-ZAG Marks consistent with the terms of this Agreement.

15.9           Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstance giving rise to such right.

    IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

BollorÉ S.A.

By:
Title:

(“Bolloré”)

North Atlantic Operating Company

By:	/s/ ?
Title:	SVP / General Counsel

(“NAOC”)

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